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                                                                  CONFORMED COPY

                                   EXHIBIT 4.1

               AGREEMENT AND WAIVER TO NOTE PURCHASE AGREEMENT

           This Agreement and Limited Waiver to Note Purchase Agreement, dated October 21, 1996 (this "WAIVER"), relates to that certain Note Purchase Agreement, dated as of June 17, 1993, as amended to date (the "NOTE AGREEMENT"), between Rhodes, Inc. (the"COMPANY") and each of the Noteholders listed on the signature page hereto (each a "NOTEHOLDER"). Capitalized terms used herein, but not expressly defined herein, shall have the meaning given to such terms in the Note Agreement.

           WHEREAS, the parties hereto desire to waive a certain Event of Default of the Company with respect to the Note Agreement, in the respects, but only in the respects, hereinafter set forth; and

           WHEREAS, the parties hereto desire that to negotiate the terms of an additional waiver agreement (the "Additional Waiver") which will provide that certain Events of Default under Section 8.2 of the Note Agreement will be waived and immediately upon consummation of the merger between the Company and Heilig-Meyers Company (the "PURCHASER"), or a subsidiary formed by the Purchaser to facilitate the merger, if permitted under the Note Agreement after giving effect to this Waiver and such Additional Waiver (the "MERGER"), the Purchaser and each Noteholder will amend the financial covenant in Section
8.2 of the Note Agreement and the Purchaser will unconditionally guarantee the prompt payment and performance of all obligations of the Company under the Note Agreement.

           NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Waiver, and in considerations of the agreements set forth herein the receipt and sufficiency of which is hereby acknowledged, the Company and each Noteholder, severally but not jointly, do hereby agree as follows:

           Section 1. Waiver. The failure of the Company to comply with the financial covenant set forth in Section 8.2 of the Note Agreement on or prior to the date hereof which failure constitutes an Event of Default under the Note Agreement (and which Event of Default prohibits the Company's reliance on
Section 8.19(b) of the Note Agreement to consummate the Merger) shall be deemed to have been waived by each Noteholder solely for the period consisting of the quarter ended August 31, 1996, which Event of Default has occurred solely as a result of the Company's failure to maintain the Fixed Charge Coverage Ratio set forth in Section 8.2 during such second quarter. The Company understands and agrees that the waiver contained in this Waiver pertains only to the Event of Default herein described and to the extent so described and not to any other Default or Event of Default which may exist under the Note Agreement, or any other matters arising in connection with the Note Agreement.
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           Section 2. Consent Fee. The Company will pay each Noteholder by wire transfer in immediately available funds the sum equal to .25% of the outstanding principal amount of the balance owed such Noteholder under the Note Agreement on the date of such wire transfer (the "CONSENT FEE") and such other amounts as are required to be paid under the Note Agreement in connection with obtaining this Waiver and the Additional Waiver.

           Section 3. Additional Waiver. During the term of this Waiver, as limited by Section 4 hereof, the parties hereto will negotiate in good faith to enter into the Additional Waiver, which shall include a provision that the Purchaser, upon consummation of the Merger, will unconditionally guarantee the prompt payment and performance of all obligations of the Company under the Note Agreement (as amended by the Additional Waiver) in form and substance satisfactory to the Noteholder and in no event less beneficial to the Noteholder than that given by the borrower to the lender under the Purchaser's senior credit facility.

           Section 4.  Miscellaneous.

           (a) Effective Time; Termination. This Waiver shall become effective and binding upon the Company and the Noteholder upon the execution of each of the parties hereto and the receipt by each Noteholder of the Consent Fee; provided, however, this Waiver shall terminate immediately, and shall be deemed null and void as of the date hereof with respect to the provisions of Sections 1 and 3, upon the earlier of (i) thirty (30) days from the date hereof or (ii) a public announcement that the Merger will not be consummated.

           (b) Notices. The Company hereby agrees, on behalf of each Noteholder, to provide notice of this Waiver to each party required to be given notice by such Noteholder under the Note Agreement or any other document entered into by such Noteholder in connection with the Note Agreement (including without limitation the Intercreditor Agreement dated June 17, 1993) (the "LOAN DOCUMENTS").

           (c) Confirmation. Except as expressly provided herein, none of the provisions of the Note Agreement and the Loan Documents are amended, modified, impaired or otherwise affected hereby, and the Note Agreement and all of the Loan Documents are hereby confirmed in full force and effect.

           (d) Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of New York.
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           This Agreement and Waiver to Note Purchase Agreement has been entered into as of the date first above written and may be executed in any number of counterparts each of which shall constitute an original, but all together only one agreement.

                                       RHODES, INC.

                                       By:   /s/ Joel H. Dugan
                                          ------------------------------------
                                          Name:  Joel H. Dugan
                                          Title: Senior Vice President, Finance
                                                 and Administration

                                       NOTEHOLDERS:

                                       SUNAMERICA LIFE INSURANCE COMPANY
                                       f/k/a SUN LIFE INSURANCE COMPANY OF
                                       AMERICA

                                       By:    /s/ Peter McMillian
                                          ------------------------------------
                                          Name:   Peter McMillian
                                          Title:  Authorized Agent

                                       EQUITABLE CAPITAL PRIVATE INCOME
                                       AND EQUITY PARTNERSHIP II, L.P.

                                       BY:   EQUITABLE CAPITAL MANAGEMENT
                                             CORPORATION
                                             Its General Partner

                                       By:    /s/ U. Peter C. Gummeson
                                          ------------------------------------
                                          Name:   U. Peter C. Gummeson
                                          Title:  Investment Officer




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